                                                                    Exhibit 2(j)



                            ASSET PURCHASE AGREEMENT


                                     Between


                               INSILCO CORPORATION


                                       and


                  FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED


                           Dated as of October 4, 1996


                                TABLE OF CONTENTS

                                                          Page
                                                          ----

                                    ARTICLE I

                                  Transactions
                                  ------------

     SECTION 1.01.  Purchase and Sale                       1
     SECTION 1.02.  Acquired Assets                         1
     SECTION 1.03.  Assumed Liabilities                     4
     SECTION 1.04.  Consents of Third Parties               6
     SECTION 1.05.  Receivable and Inventory Adjustments.   6

                                   ARTICLE II

                                   The Closing
                                   -----------

     SECTION 2.01.  Closing Date                            7
     SECTION 2.02.  Transactions To Be Effected at the
                    Closing                                 7


                                   ARTICLE III

                    Representations and Warranties of Seller
                    ----------------------------------------

     SECTION 3.01.  Organization, Standing and Power        8
     SECTION 3.02.  Authority; Execution and Delivery;
                    Enforceability                          8
     SECTION 3.03.  No Conflicts; Consents                  9
     SECTION 3.04.  Liabilities of the Business             9
     SECTION 3.05.  Title to Assets                        10
     SECTION 3.06.  Intellectual Property                  10
     SECTION 3.07.  Contracts                              11
     SECTION 3.08.  Personal Property                      13
     SECTION 3.09.  Permits                                13
     SECTION 3.10.  Taxes                                  13
     SECTION 3.11.  Proceedings                            14
     SECTION 3.12.  Compliance with Applicable Laws        14
     SECTION 3.13.  Effect of Transaction                  15
     SECTION 3.14.  Acquired Assets                        15
     SECTION 3.15.  Disclaimer                             15

                                   ARTICLE IV

           Representations and Warranties of Purchaser
           -------------------------------------------

     SECTION 4.01.  Organization, Standing and Power       15
     SECTION 4.02.  Authority; Execution and Delivery; and
                    Enforceability                         16
     SECTION 4.03.  No Conflicts; Consent                  16

                                    ARTICLE V

                                    Covenants
                                    ---------

     SECTION 5.01.  Confidentiality                        16
     SECTION 5.02.  Expenses; Transfer Taxes               17
     SECTION 5.03.  Brokers or Finders                     17
     SECTION 5.04.  Collection of Receivables              18
     SECTION 5.05.  Employee Matters; WARN Act             18
     SECTION 5.06.  Post-Closing Cooperation               18

     SECTION 5.07.  Publicity                              19
     SECTION 5.08.  Agreement Not To Compete               20
     SECTION 5.09.  Seller's Representations Modified by
                    Purchaser's Knowledge                  21
     SECTION 5.10.  Bulk Transfer Laws                     21
     SECTION 5.11.  Further Assurances                     21
     SECTION 5.12.  Returned Inventory                     21
     SECTION 5.13.  Letters of Credit                      22
     SECTION 5.14.  Rolodex Programs.                      22
     SECTION 5.15.  Trademark Covenants.                   22
     SECTION 5.16.  Transfer of Inventory.                 22

                                   ARTICLE VI

                                 Indemnification
                                 ---------------

     SECTION 6.01.  Indemnification by Seller              23
     SECTION 6.02.  Indemnification by Purchaser           24
     SECTION 6.03.  Termination of Indemnification         24
     SECTION 6.04.  Procedures                             24
     SECTION 6.05.  Survival                               27

                                   ARTICLE VII

                               General Provisions
                               ------------------

     SECTION 7.01.  Assignment                             27
     SECTION 7.02.  No Third-Party Beneficiaries           28
     SECTION 7.03.  Notices                                28
     SECTION 7.04.  Interpretation; Exhibits and
                    Schedules; Certain Definitions         29
     SECTION 7.05.  Counterparts                           31
     SECTION 7.06.  Entire Agreement                       31
     SECTION 7.07.  Severability                           31
     SECTION 7.08.  Governing Law                          31
     SECTION 7.09.  Amendments and Waivers                 32


          ASSET PURCHASE AGREEMENT, dated as of October 4, 1996, between INSILCO CORPORATION, a Delaware corporation ("Seller"), and FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED, a Pennsylvania corporation ("Purchaser").

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets of the Rolodex(REGISTERED TRADEMARK) electronic products business of Seller (the "Business"), and a perpetual, exclusive, fully paid up license to use the "Rolodex" trademark in connection with the Business and the manufacture and distribution of "Electronic Products" (as defined in the License Agreement), upon the terms and subject to the conditions of this Agreement and the License Agreement. Capitalized terms referenced in Section 7.04(c) are defined in the Sections set forth therein.

          NOW, THEREFORE, the parties hereby agree as follows:


                                    ARTICLE I

                                  Transactions
                                  ------------

          SECTION 1.01. Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all the right, title and interest of Seller in, to and under the Acquired Assets, for an aggregate purchase price of $15,767,387 (the "Purchase Price"), payable as set forth in Section 2.02, and the assumption of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the "Acquisition".

          SECTION 1.02. Acquired Assets. (a) The term "Acquired Assets" means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller on the Closing Date and used, held for use or intended to be used primarily (except as provided below) in the operation or conduct of the Business, other than the Excluded Assets, including:

          (i) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories of Seller that on the Closing Date are used, held for use or intended to be used primarily in the operation or conduct of the Business, including, without limitation, those listed as of September 29, 1996 on Schedule 1.02(a)(i) (collectively, the "Inventory");

          (ii) the tangible personal property and interests therein (including all machinery, tooling, equipment, furniture and vehicles) of Seller listed on Schedule 1.02(a)(ii) and all other tangible personal property that on the Closing Date is used primarily in the operation or conduct of the Business (the "Personal Property");

          (iii) all trade accounts receivable of Seller on the Closing Date arising out of the operation or conduct of the Business, including, without limitation, those listed as of

     September 29, 1996 on Schedule 1.02(a)(iii)-A, other than trade accounts receivable owed by the customers listed on Schedule 1.02(a)(iii)-B ("Receivables");

          (iv) all patents (including all reissues, divisions, continuations and extensions thereof) patent applications, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing ("Intellectual Property"), of Seller that are listed on Schedule 3.06 and all other items of Intellectual Property that are used primarily in the operation or conduct of the Business (the "Assigned Intellectual Property"), other than any right, title and interest of Seller in and to the name and mark "Rolodex(REGISTERED TRADEMARK)";

          (v) all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of Seller that are used primarily in the operation or conduct of the Business (the "Technology);

          (vi) all Permits of Seller that are listed on Schedule 3.09 and all other Permits that are used, held for use or intended to be used primarily in the operation or conduct of the Business (the "Assigned Permits");

          (vii) all contracts, leases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written ("Contracts"), to which Seller is a party or by which Seller is bound that are listed in Schedule 3.07, including the License of July 1996, granted to Tele-Art, Limited, a corporation organized under the laws of Hong Kong ("Tele-Art"), to sell "Rolodex(REGISTERED TRADEMARK)" branded products to Radio Shack (the "Tele-Art License"), and the Repair Agreement between Tele-Art and Seller (the "Tele-Art Repair Agreement") (together with the Tele-Art License, the "Tele-Art Contracts"), all purchase and sales orders to the extent they relate to the Business, and all other Contracts to which Seller is a party or by which Seller is bound that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Business (the "Assigned Contracts");

          (viii) all rights, claims and credits relating to, but only to the extent relating to, any other Acquired Asset or any Assumed Liability, including any such items arising under insurance policies, and all guarantees, warranties, indemnities and similar rights in favor of Seller relating to, but only to the extent relating to, any other Acquired Asset or any Assumed Liability;

          (ix) all books of account, ledgers, financial and accounting records, files, invoices, customers' and suppliers' lists, distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium) of Seller that are used, held for use or intended to be used exclusively in, or that arise exclusively out of, the conduct or operation of the Business (the "Records");

          (x) the receivables due Seller from Tele-Art, except for the royalty receivables, if any, due to Seller on account of Tele-Art's sales of electronic products to RadioShack prior to the Closing; and

          (xi) all goodwill generated by, and associated with, the Business.

          (b)  The term "Excluded Assets" means:

          (i)  all assets identified in Schedule 1.02(b)(i);

          (ii) all real property, leaseholds and other interests in real property of Seller;

          (iii) all cash, cash equivalents, cash refunds and securities of Seller;

          (iv) all rights, claims and credits of Seller relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies, and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Excluded Asset or any Excluded Liability;

          (v)  all personnel records of current or former employees of Seller;

          (vi)  all the assets of the Seller Pension Plans;

          (vii) all rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the "Ancillary Agreements");

          (viii) all records pertaining to the Excluded Assets or the Excluded Liabilities;

          (ix) all records prepared solely in connection with the sale of the Business to Purchaser; and

          (x)  all Tax returns of Seller.

          SECTION 1.03. Assumed Liabilities. (a) The term "Assumed Liabilities" means all the following liabilities, obligations and commitments of Seller:

          (i) all accounts payable, if any, and accrued expenses of Seller arising out of the operation or conduct of the Business prior to the Closing, but only to the extent they do not exceed $150,489 in the aggregate;

          (ii) all liabilities, obligations and commitments of Seller under the Assigned Contracts and Assigned Permits, whether such liabilities, obligations and commitments relate to a period prior to or from and after the Closing, but not any such liabilities, obligations or commitments arising out of any breach by Seller of any Assigned Contract (other than the Tele-Art Contracts) prior to the Closing other than those liabilities, obligations or commitments that would constitute Assumed Liabilities under clause (i) or (iii) of this Section 1.03(a);

          (iii) all liabilities, obligations and commitments of Seller for product warranty and consumer or customer return, replacement or service obligations and any other liabilities, obligations and commitments of Seller that relate to, or that arise out of products manufactured, shipped or sold by or on behalf of Seller on or prior to the Closing Date (including claims of negligence, personal injury (except as otherwise provided in Section 1.03(b)(viii)), product damage, product liability, product warranties, strict liability, product recall or any other claims (but excluding workers' compensation or employer's liability)), whether such liabilities, obligations or commitments relate to or arise out of accidents, injuries or losses occurring on or prior to or after the Closing Date; and

          (iv) all liabilities obligations and commitments of Seller expressly assumed by Purchaser in this Agreement.

          (b)  The term "Excluded Liabilities" means:

          (i) all liabilities, obligations and commitments of Seller relating to or arising out of the Business or any Acquired Asset, whether express or implied, liquidated, absolute, accrued, contingent or otherwise or known or unknown, and based upon, arising out of, or resulting from any fact, circumstance, occurrence, condition, act or omission existing on or occurring prior to the Closing, except as set forth in Section 1.03(a);

          (ii) all liabilities, obligations and commitments of Seller arising out of any breach by Seller of any Assigned Contract (other than the Tele-Art Contracts) prior to the Closing other than liabilities, obligations and commitments which would constitute Assumed Liabilities under clause (i) or (iii) of Section 1.03(a).

          (iii) all liabilities, obligations and commitments of Seller arising out of (A) any suit, action or proceeding ("Proceeding") pending as of the Closing Date or (B) any violation by Seller or any of its affiliates of any Applicable Law prior to the Closing;

          (iv) all accounts payable and accrued expenses of Seller (including outstanding checks not settled as of the Closing) to the extent they exceed $150,489 in the aggregate;

          (v) all liabilities, obligations and commitments of Seller that relate primarily to, or that arise primarily out of, any Excluded Asset other than those liabilities, obligations or commitments that would constitute Assumed Liabilities under clause (i) or (iii) of Section 1.03(a);

          (vi) all liabilities, obligations and commitments for Taxes, whether or not accrued, assessed or currently due and payable, (A) of Seller or (B) relating to the operation or ownership of the Business or the Acquired Assets for any Tax period (or portion thereof) ending prior to the Closing Date (for purposes of this provision, all personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser based upon the number of days of such period included in the pre-Closing Tax period and the number of days of such Tax period from and after the Closing Date);

          (vii) all liabilities, obligations and commitments of Seller arising under any Seller Pension Plan or Seller
     Benefit Plan;

          (viii) any liability for personal injury arising out of any product manufactured, shipped or sold by or on behalf of Seller on or prior to the Closing Date the claim for which injury is asserted in writing within nine months following the Closing; and

          (ix) all liabilities, obligations and commitments of Seller that relate to, or that arise out of, the employment or the termination of the employment with Seller of any employee or former employee of the Business (including as a result of the transactions contemplated by this Agreement).

          SECTION 1.04. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser thereunder; and any transfer or assignment by Seller to, or any assumption by, Purchaser of any interest in, or liability, obligation or commitment under, any such asset that requires the consent of a third party shall be made subject to such consent being obtained. To the extent any Assigned Contract may not be assigned to Purchaser by reason of the absence of any such consent and the Purchaser does not otherwise get any benefit of such Assigned Contract, Purchaser shall not be required to assume any Assumed Liabilities arising under such Assigned Contract other than those liabilities, obligations or commitments that would constitute Assumed Liabilities under clause (i) or (iii) of Section 1.03(a).

          (b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate (at each party's expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser and enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by the other party; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

          SECTION 1.05. Receivable and Inventory Adjustments. (a) Within 30 days after the Closing, Seller shall prepare and deliver to Purchaser a certificate setting forth (i) the amount of any trade accounts receivable of Seller arising out of the operation or conduct of the Business that were created by Seller between September 30, 1996 and October 4, 1996 and that were included in the Acquired Assets and (ii) the amount of trade accounts receivables set forth on
Schedule 1.02(a)(iii)-A that were collected between September 30, 1996 and October 4, 1996

(net of any applicable reserves). The difference between the two amounts, which may be a positive number (if the amount referred to in clause (i) is greater than the amount referred to in clause (ii)) or a negative number (if the opposite is true), is herein referred to as the "Receivable Difference."

          (b) A count of the Inventory shall be conducted by Purchaser, at Purchaser's expense, as promptly as shall be practicable following the Closing Date in accordance with the procedures set forth in Exhibit I. Purchaser shall deliver to Seller a certificate of such count. Seller and its independent auditors shall be allowed to observe such count. If there is any difference between (i) the amount of Inventory shown on the certificate and (ii) the amount of inventory set forth on Schedule 1.02(a)(i), such difference shall be valued by Seller in accordance with the principles set forth in Exhibit F. Such difference in value, which may be a positive number (if the amount referred to in clause (i) is greater than the amount referred to in clause (ii)) or negative number (if the opposite is true), is herein referred to as the "Inventory Difference."

          (c) If the sum of the Receivable Difference and Inventory Difference is a negative number, then the amount of such sum shall be paid by Seller to Purchaser, but only to the extent such amount exceeds $225,000. If the sum of the Receivable Difference and the Inventory Difference is a positive number, then the amount of such sum shall be paid by Purchaser to Seller, but only to the extent such amount exceeds $225,000.


                                   ARTICLE II

                                   The Closing
                                   -----------

          SECTION 2.01. Closing Date. The closing of the Acquisition (the "Closing") shall take place at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, at 10:00 a.m. on the date hereof. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          SECTION 2.02. Transactions To Be Effected at the Closing. At the
Closing:

          (a) Seller shall deliver to Purchaser bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in the respective forms set forth in Exhibit A;

          (b) Purchaser shall deliver to Seller at the Closing

     (i) payment, by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date, immediately available funds in the amount of $15,767,387 and (ii) the assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in the respective forms set forth in Exhibit B;

          (c) Purchaser and Seller shall execute a license agreement (the "License Agreement") in the form set forth in Exhibit C;

          (d) Seller shall execute and deliver to Purchaser the letters to the United States Customs Service attached as Exhibits D-1 and D-2 authorizing the importation by Purchaser or any authorized sublicensee of Electronic Products or Covered Books bearing the Licensed Marks into the United States under Recorded Trademark 95-00049; and

          (e) Purchaser and Seller shall execute and deliver an interim license agreement in the form set forth in Exhibit E.


                                   ARTICLE III

                    Representations and Warranties of Seller
                    ----------------------------------------

          Seller represents and warrants to Purchaser as follows:

          SECTION 3.01. Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority necessary to enable it to own, lease or otherwise hold the properties and assets of, and to conduct the operations of, the Business. None of the affiliates of Seller is presently or has in the past been engaged in the operation or conduct of the Business or owns, leases or licenses any of the Acquired Assets.

          SECTION 3.02. Authority; Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 3.03. No Conflicts; Consents. Except as set forth in Schedule
3.03 or except as would not have a Business Material Adverse Effect, the execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the certificate of incorporation or by-laws of Seller, or (ii) any judgment, order or decree ("Judgment") or statute, law (including common law) ordinance, rule or regulation ("Applicable Law") applicable to Seller or its properties or assets. Except as set forth in Schedule 3.03, no consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby other than compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other than consents the lack of which would not have a Business Material Adverse Effect.

          SECTION 3.04. Liabilities of the Business. The Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by generally accepted accounting principles to be reflected on a balance sheet of the Business or in the notes thereto, except (i) as disclosed or referred to in Schedule 3.04 or any other Schedule hereto (or in any of the documents listed in a Schedule hereto), (ii) for liabilities and obligations incurred in the ordinary course of the Business consistent with past practice, (iii) for Taxes, (iv) for liabilities and obligations which are not required to be disclosed in a Schedule hereto (as for example because the making of the representation or warranty is disclaimed or because the liability involved an amount which is less than the threshold above which disclosure is required) and (v) for liabilities or obligations which would not have a Business Material Adverse Effect.

          SECTION 3.05. Title to Assets. Seller has good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, rights of way, options, claims or encumbrances of any kind (collectively, "Liens"), except (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (ii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (i) and (ii) above are referred to collectively as "Permitted Liens"). Purchaser will acquire the Acquired Assets free and clear of all Liens other than Permitted Liens.

          SECTION 3.06. Intellectual Property. (a) Schedule 3.06 sets forth a true and complete list of all Intellectual Property, owned, used, filed by or licensed to Seller and used, held for use or intended to be used primarily in the operation or conduct of the Business, other than Intellectual Property that, individually and in the aggregate, is not material to the conduct of the Business as presently conducted. There is no Assigned Intellectual Property that is registered or subject to an application for registration. Except as set forth in Schedule 3.06, (i) Seller is the sole and exclusive owner of or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Assigned Intellectual Property, except where the failure to have such rights would not have a Business Material Adverse Effect, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights in a way that would have a Business Material Adverse Effect, (ii) during the past three years, Seller and its affiliates have not received any written communication from any person asserting any ownership interest in any material Assigned Intellectual Property,
(iii) Seller has no knowledge of any impediment to use the Licensed Marks in the United States, Canada or the European Community countries and (iv) Seller has the right to grant Purchaser a license in and to the Licensed Marks in the "Territory" (as defined in the License Agreement) as provided in the License Agreement.

          (b) Except as set forth in Schedule 3.06, Seller has not granted any written license of any kind relating to any Technology or Assigned Intellectual Property or the marketing or distribution thereof. Seller is not bound by or a party to any option, license or agreement of any kind relating to the Assigned Intellectual Property for the use of such Assigned Intellectual Property in the conduct of the Business, except as set forth in Schedule 3.06 and except for "shrink-wrap" license agreements relating to computer software licensed in the ordinary course of Business. The conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of the Business, on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby (a "Business Material Adverse Effect"). Except as set forth in Schedule 3.06 or except as would not have a Business Material Adverse Effect, (i) no claims are pending or, to the knowledge of Seller, threatened, against Seller or any of its affiliates by any person with respect to the ownership, validity, enforceability, or use in the Business of any Assigned Intellectual Property and (ii) during the past three years, Seller and its affiliates have not received any written communication alleging that Seller or any of its affiliates has in the conduct of the Business violated any rights relating to Intellectual Property of any person.

          SECTION 3.07. Contracts. (a) Except as set forth in Schedule 3.07 and except for Contracts relating solely to Excluded Assets, Seller is not a party to or bound by any Contract that is used, held for use or intended for use primarily in, or that arises primarily out of, the operation or conduct of the Business and that is:

          (i) a collective bargaining agreement or other Con tract with any labor organization, union or association;

          (ii) a covenant not to compete or other covenant of Seller restricting the development, manufacture, marketing or distribution of the products and services of the Business;

          (iii) a lease, sublease or similar Contract with any person under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) Seller is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Seller, which in any such case has an aggregate future liability or receivable, as the case may be, in excess of $50,000 per annum and is not terminable by Seller by notice of not more than 60 days for a cost of less than $50,000;

          (iv) (A) a continuing Contract for the future purchase of materials, supplies or equipment, (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $50,000 per annum and is not terminable by Seller by notice of not more than 60 days for a cost of less than $50,000;

          (v)  a Contract granting a Lien upon any Acquired
     Asset;

          (vi) a confidentiality agreement which would bind the Purchaser with respect to information supplied to the Business;

          (vii) a Contract (including a purchase order) involving payment by Seller of more than $50,000 (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of the Business;

          (viii) a Contract (including a sales order) involving the obligation of Seller to deliver products or services for payment of more than $50,000 or extending for a term more than 90 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of the Business;

          (ix) a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset;

          (x)  a Contract with any Governmental Entity;

          (xi) a Contract for any joint venture, partnership or similar arrangement;

          (xii) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $50,000 by Seller; or

          (xiii) a Contract other than as set forth above to which Seller is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the Acquired Assets.

          (b) Except as set forth in Schedule 3.07, all Assigned Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their respective terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not have a Business Material Adverse Effect. Except as set forth in Schedule 3.07, Seller has performed all obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, would not have a Business Material Adverse Effect. Seller has not within the last six months, except as disclosed in Schedule 3.07, received any written notice of the intention of any party to terminate any Assigned Contract. Complete and correct copies of all Contracts listed in Schedule 3.07, together with all modifications and amendments thereto, have been made available to Purchaser.

          SECTION 3.08. Personal Property. Except as would not have a Business Material Adverse Effect, the Personal Property which is in Seller's personal possession is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Business and generally accepted industry practice, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred.

          SECTION 3.09. Permits. Schedule 3.09 sets forth all material certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to Seller by Governmental Entities that are necessary for the conduct of the Business. All such Permits are validly held by Seller, and Seller has complied with all terms and conditions thereof, except where such failure to comply would not have a Business Material Adverse Effect. Seller has not received written notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, would have a Business Material Adverse Effect. Except as set forth in
Schedule 3.09 or as would not have a Business Material Adverse Effect, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

          SECTION 3.10. Taxes. (a) For purposes of this Agreement:

          "Tax" shall mean (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due from, or in respect of, Seller imposed by any Governmental Entity responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of Seller being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of Seller with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (b) (i) None of the Acquired Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code and (ii) none of the Acquired Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

          (c) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

          SECTION 3.11. Proceedings. Schedule 3.11 sets forth a list of all pending Proceedings against Seller arising out of the conduct of the Business or against or affecting any Acquired Asset or that relate to the transactions contemplated by this Agreement, other than claims for product warranty and consumer or customer return, replacement or service obligations. Except as set forth in Schedule 3.11, (i) none of the Proceedings listed in Schedule 3.11 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Business Material Adverse Effect, (ii) to the knowledge of Seller, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Acquired Asset or Assumed Liability, and
(iii) there is not any Proceeding by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business.

          SECTION 3.12. Compliance with Applicable Laws. The Business is in compliance with all Applicable Laws, including those relating to occupational health and safety, except where such failure to comply would not have a Business Material Adverse Effect. Seller has not received any written communication during the past three years from a Governmental Entity that alleges that the Business is not in compliance with any Applicable Laws which non-compliance would have a Business Material Adverse Effect. Seller has not received any written notice that any investigation or review by any Governmental Entity with respect to any Acquired Asset or the Business is pending or that any such investigation or review is contemplated the outcome of which would have a Business Material Adverse Effect.

          SECTION 3.13. Effect of Transaction. No creditor, employee, client, customer or other person having a material business relationship with the Business informed Seller in writing that such person intends to change such relationship because of the purchase and sale of the Business or the consummation of any other transaction contemplated hereby, which change, individually or in the aggregate with other such changes, would have a Business Material Adverse Effect.

          SECTION 3.14. Acquired Assets. The Acquired Assets comprise all the assets that are owned, leased or licensed by Seller and are used, held for use or intended to be used primarily in the conduct of the Business, other than the Excluded Assets and except as otherwise provided in Section 1.02(a).

          SECTION 3.15. Disclaimer. Except as set forth in this Article III, Seller makes no representation or warranty, express or implied. In any event,
(i) Seller makes no representation or warranty with respect to the Tele-Art Contracts (except that the Tele-Art Contracts were duly authorized, executed and delivered by Seller, constitute legal, valid and binding agreements of Seller and have not been modified or amended except as stated in Schedule 3.07), (ii) Seller makes no warranty of merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the tangible assets being so transferred, or as to the condition or workmanship thereof or the absence of any defect therein, whether latent or patent and (iii) Seller makes no representation or warranty regarding the net assets or financial condition of the Business on the Closing Date or any date prior thereto.

                                   ARTICLE IV

                   Representations and Warranties of Purchaser
                   -------------------------------------------

     Purchaser hereby represents and warrants to Seller as follows:

          SECTION 4.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

          SECTION 4.02. Authority; Execution and Delivery; and Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 4.03. No Conflicts; Consent. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the certificate of incorporation or by-laws of Purchaser or (ii) any Judgment or Applicable Law applicable to Purchaser or its properties or assets. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than compliance with and filings under the HSR Act and the Exchange Act.

                                    ARTICLE V

                                    Covenants
                                    ---------

          SECTION 5.01. Confidentiality. (a) Purchaser acknowledges that the information provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby was subject to the terms of a confidentiality agreement dated July 16, 1996, between Purchaser and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate, except with respect to information provided to Purchaser that does not relate to the Business.

          (b) Seller shall keep confidential all information relating to the Business, except (i) as required by law or administrative or legal process, and
(ii) information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.01(b); provided that the foregoing restrictions shall not apply to, and nothing herein shall be construed as prohibiting Seller from using or disclosing, confidential information in connection with (i) any claim against Seller or for which Seller is responsible, whether by a third party or by Purchaser, or (ii) the performance by Seller of its obligations, or the assertion by Seller of any of its rights or remedies under, this Agreement or any Ancillary Agreement. The covenant set forth in this Section 5.01(b) shall terminate three years after the Closing Date.

          SECTION 5.02. Expenses; Transfer Taxes. (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

          (b) All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller and Purchaser in equal shares. Each party shall use reasonable efforts to avail the parties of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

          (c) The term "Transfer Taxes" means all liabilities, obligations and commitments for transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby.

          SECTION 5.03. Brokers or Finders. Each of Purchaser and Seller represent, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          SECTION 5.04. Collection of Receivables. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Receivables and other items that are included in the Acquired Assets and to endorse with the name of Seller, as applicable, any checks or drafts received with respect to any Receivables or such other items. Seller shall promptly deliver to Purchaser any cash or other property received by it or any affiliate from any person with respect to the Receivables and such other items included in the Acquired Assets, including any amounts payable as interest received from such person. Purchaser shall promptly deliver to Seller any cash or other property received by it or any affiliate from any person with respect to any other business or assets of Seller other than the Business and the Acquired Assets, including the Excluded Assets and any related items, including any amounts payable as interest received from such person.

          SECTION 5.05. Employee Matters; WARN Act. Purchaser does not have any obligation to offer employment with Purchaser or the Business to any current or former employee (each an "Employee") of the Business. If Purchaser does elect to make any such offers, the recipients thereof and the terms of employment offered shall be at the sole and absolute discretion of Purchaser. Seller shall comply with the Worker Adjustment and Retraining Notification Act to the extent applicable to the Acquisition and related matters.

          SECTION 5.06. Post-Closing Cooperation. (a) Purchaser and Seller shall cooperate with each other for a period of one year after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance (to the extent within the control of such party) relating to the Business as is reasonably necessary for financial reporting and accounting matters.

          (b) After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.

          (c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section
5.06. Neither party shall be required by this Section 5.06 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

          (d) Seller will provide Purchaser and Feldman Radin & Co., P.C. ("FR & Co.") access to Seller's books, records and employees and KPMG Peat Marwick LLP ("KPMG") and its working papers (subject to Purchaser and FR & Co. signing a letter in favor of KPMG in the form of Exhibit H) relating to the Business, which is reasonably required in connection with the audit of the financial statements of the Business as of and for the year ended December 31, 1995.

          (e)  For a period of seven years from the Closing Date:

          (i) Purchaser shall not dispose of or destroy any of the books and records of the Business relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction.

          (ii) Purchaser shall allow Seller and its agents access to all Books and Records during normal working hours at Purchaser's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Purchaser's business.

          (iii) Purchaser shall make available to Seller upon written request
     (A) copies of any Books and Records, (B) Purchaser's personnel to assist Seller in locating and obtaining any Books and Records, and (C) any of Purchaser's personnel whose assistance or participation is reasonably required by Seller or any of its affiliates in anticipation of, or preparation for, existing or future litigation, Tax returns or other matters in which Seller or any of its affiliates is involved. Seller shall reimburse Purchaser for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 5.06.

          SECTION 5.07. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall give the other party notice in advance of such issuance; provided, however, that Seller or Purchaser may make internal announcements to its employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other.

          SECTION 5.08. Agreement Not To Compete. (a) Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.08 and, therefore, for a period of five years from the Closing, Seller shall not, and shall cause each of its affiliates that it controls not to, directly or indirectly:

               (i) (A) engage in the manufacture or sale of Electronic Products, including goods or services of the type sold by the Business at any time within the two year period ending on the date of the Closing ("Competitive Activities"), or (B) solicit any customer or prospective customer of the Business to purchase any goods or services of the type sold by the Business at any time within the two year period ending on the date of Closing; or

               (ii) establish or acquire any business that engages in Competitive Activities; provided, however, that nothing herein shall preclude Seller from acquiring any interest in any business (the "Acquired Business") some or all of the operations of which would constitute Competitive Activities so long as (x) the annual revenues attributable to the Competitive Activities do not exceed 10% of the annual revenues of the Acquired Business, or (y) if they do, Seller divests itself of the Competitive Activities as soon as practicable, but not later than 18 months, after such acquisition.

          (b) Section 5.08(a) shall be deemed not breached as a result of the ownership by Seller or any of its affiliates of: (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange or traded in the NASDAQ National Market System; or
(ii) less than 5% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities.

          (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VI and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.08(a) and, accordingly, Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

          SECTION 5.09. Seller's Representations Modified by Purchaser's Knowledge. Purchaser hereby agrees that to the extent any representation or warranty of Seller made herein or in any Ancillary Agreement is, to the knowledge of Purchaser acquired prior to the Closing, untrue or incorrect, (i) Purchaser shall have no rights thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Purchaser.

          SECTION 5.10. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

          SECTION 5.11. Further Assurances. From time to time, as and when requested by any party, and at the requesting party's expense, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 1.04(b)), and without incurring any legal liability beyond that provided for in this Agreement, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. The foregoing shall include such additional documents as may be requested by Purchaser to facilitate the importation under the "Licensed Marks" (as defined in the License Agreement) of

Electronic Products or "Covered Books" (as defined in the License Agreement) into the United States or any other country.

          SECTION 5.12. Returned Inventory. If a customer, listed on Schedule 1.02(a)(iii)-B as a customer the receivables of which are not included in the Acquired Assets, returns any item sold by the Business and takes, or requests that Seller grant such customer, a credit therefor, Purchaser shall, within five days of demand therefor from Seller (which demand shall be accompanied by the customer's request or demand for a credit) pay to Seller an amount equal to the cost of the item returned calculated in accordance with the principles set forth in Exhibit F for the determination of the cost of inventory. If the credit taken against Seller is attributable to Purchaser's sales, Purchaser will reimburse Seller for the full amount of the credit taken. If the item was returned to Seller rather than to Purchaser, Seller shall promptly send such item to Purchaser. An item shall be deemed to have been sold by the Business if the return takes place within 90 days of the Closing and shall be deemed to have been sold by Purchaser if the return takes place after 90 days following the Closing.

          SECTION 5.13. Letters of Credit. As promptly as shall be practicable after the Closing (and in any event within two business days), Purchaser shall deliver to Seller back-up letters of credit and similar instruments, in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies in each case reasonably satisfactory to Seller, to collateralize the letters of credit or similar instruments of Seller with respect to the Business listed in Exhibit G.

          SECTION 5.14 Rolodex Programs. Seller has entered into customer programs with respect to the sale of Rolodex(REGISTERED TRADEMARK) products, including the Business' products, which are listed on Schedule 3.07 (the "Programs"). Purchaser agrees to honor the terms of the Programs (but not any extensions or amendments thereof entered into after the Closing) and will pay or grant to such customer any rebate, allowance, credit or other charge under the Programs allocable to sales made by the Business from and after the Closing Date, or reimburse Seller for any rebate or allowance under the Programs paid by Seller or credit or other charge taken under the Programs against Seller by such customer, with respect to sales made by the Business from and after the Closing Date. Seller agrees to reimburse Purchaser for any rebate or allowance under the Programs paid by Purchaser or credit or other charge under the Programs taken against Purchaser by such customer, with respect to sales made by Seller from and after the Closing Date.

          SECTION 5.15 Trademark Covenants. Seller agrees that, so long as the License Agreement is in effect, it shall not use the "Trademark" (as defined in the License Agreement), or grant any right to any third party to use the Trademark, at any time. Seller further agrees that, so long as the License Agreement is in effect, it shall not use the Rolodex(REGISTERED TRADEMARK) mark in connection with the manufacture, packaging, distribution, importation or sale of Electronic Products, or grant any right to any third party to use the Rolodex(REGISTERED TRADEMARK) mark in connection with the manufacture, packaging, distribution, importation or sale of Electronic Products, at any time. Notwithstanding anything herein to the contrary, Seller shall be permitted to use, and to grant any right to any third party to use, the Rolodex(REGISTERED TRADEMARK) mark (but not the Trademark) on an electronic device which primarily functions as a business card reader or business card scanner irrespective of the input or output means.

          SECTION 5.16 Transfer of Inventory. Purchaser agrees to take physical possession of the Inventory as promptly as shall be practicable after the Closing (and in any event within 30 days). Seller agrees that, pending such physical transfer, it will store the Inventory rent-free at the locations at which the Inventory is located at the Closing, and will cooperate with Purchaser in effecting such physical transfer.


                                   ARTICLE VI

                                 Indemnification
                                 ---------------

          SECTION 6.01. Indemnification by Seller. If the Closing occurs, Seller shall indemnify Purchaser and its affiliates against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), arising from, relating to or otherwise in respect of:

          (i) any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary
     Agreement;

          (ii) any breach of any covenant of Seller contained in this Agreement or in any Ancillary Agreement;

          (iii)  any Excluded Liability;

          (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable (other than Losses arising from, relating to or otherwise in respect of the Assumed Liabilities); and

          (v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

          For purposes of clause (i) of Section 6.01, (I) to determine whether a representation or warranty made with reference to a Business Material Adverse Effect has been breached, such representation and warranty shall be read as though there were no reference therein to a Business Material Adverse Effect and
(II) if a representation or warranty has been so breached, such breach shall result in an obligation of the Seller to indemnify Purchaser only if such breach, together with breaches of all other representations and warranties (assuming for this purpose that such other representations and warranties had been made without reference to a Business Material Adverse Effect) resulted in Losses which in the aggregate have a Business Material Adverse Effect. The foregoing applies only to determine whether there is an obligation to indemnify for a breach and does not apply to determine the amount that is recoverable by reason of such breach; such amount shall be calculated as though such representation and warranty had been made without a reference to a Business Material Adverse Effect, but shall be subject to the limitations of Section 6.04(d).

          SECTION 6.02. Indemnification by Purchaser. If the Closing occurs, Purchaser shall indemnify Seller and its affiliates against, and hold them harmless from, any Losses arising from, relating to or otherwise in respect of:

          (i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any Ancillary Agreement or any document delivered pursuant thereto;

          (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement;

          (iii) any Assumed Liability;

          (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement; or

          (v) the conduct of the Business from and after the Closing.

          SECTION 6.03. Termination of Indemnification. The obligations to indemnify and hold harmless any party, (i) pursuant to clauses (i) and (ii) of Section 6.01 or 6.02, shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section
6.05 and (ii) pursuant to the other clauses of Sections 6.01 and 6.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified (the "Indemnified Party") shall have, before the expiration of the applicable period, previously made a claim by delivering a valid Claim Notice pursuant to Section 6.04(a) to the party to be providing the indemnification (the "Indemnifying Party").

          SECTION 6.04. Procedures. (a) In order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (a "Claim Notice") promptly following receipt by such Indemnified Party of written notice of the Third Party Claim, which notification, to be a valid Claim Notice, must be accompanied by a copy of the written notice of the Third Party Claimant asserting the Third Party Claim; provided, however, that failure to give such notification promptly (so long as a valid Claim Notice is given before the expiration of the applicable period) shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof, except as provided below. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party (provided that the incurrence of such fees and expenses of counsel was reasonably necessary to respond timely to legal process) for any period after the Claim Notice is given during which the Indemnifying Party has not assumed the defense thereof if and to the extent that the Indemnifying Party is responsible to indemnify for such Third Party Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim within 30 days after the giving by the Indemnified Party to the Indemnifying Party of a valid Claim Notice with respect to the Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party for all fees and expenses of counsel employed by the Indemnified Party if and to the extent that the Indemnifying Party is responsible to indemnify for such Third Party Claim; provided, however, such counsel is not reasonably objected to by the Indemnifying Party. If the Indemnifying Party chooses to defend a Third Party Claim, all the Indemnified Parties shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim.

          (c) Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 6.01 or 6.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver prompt written notice of such claim to the Indemnifying Party (the "Other Claim Notice") which notice to be a valid Other Claim Notice must certify that the Indemnified Party has in good faith already sustained Losses with respect to such claim. The failure by any Indemnified Party to notify the Indemnifying Party promptly (so long as a valid Other Claim Notice is given before the expiration of the applicable period) shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 6.01 or 6.02, except to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within

10 business days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 6.01 or 6.02, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 6.01 or
6.02 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any Other Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined, in each case subject to the provisions of Section 6.04(d). If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (d) Purchaser and its affiliates shall not be entitled to recover any amount for indemnification claims under clause (i) of Section 6.01 unless and until the amount which Purchaser and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $250,000 (the "Deductible"), in which event (subject to clause (ii) below) the entire amount which Purchaser and its affiliates are entitled to recover in respect of such claims less the Deductible shall be payable; and (ii) the maximum amount recoverable by Purchaser and its affiliates for indemnification claims under clause (i) of
Section 6.01 shall in the aggregate be equal to $1,600,000.

          (e) The indemnification provided in Article VI shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any Ancillary Agreement. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

          (f) In no event shall Seller be liable for loss of profits or consequential damages by reason of a breach of any representation or warranty made by Seller or any of its affiliates in this Agreement or any Ancillary Agreement.

          (g) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

          SECTION 6.05. Survival. The representations and warranties in Article III and Article IV shall survive the

Closing until January 20, 1998 and shall thereupon terminate together with any right to indemnification except as set forth in the proviso contained in Section
6.03. The covenants and agreements contained herein (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall terminate January 20, 1998) shall survive the Closing without limitation.


                                   ARTICLE VII

                               General Provisions
                               ------------------

          SECTION 7.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller without the prior written consent of the other party hereto. Notwithstanding the foregoing, (a) Purchaser may assign its right to purchase the Acquired Assets or any portion thereof hereunder to a wholly-owned subsidiary of Purchaser without the prior written consent of Seller so long as
(i) the representations and warranties of Purchaser contained herein are equally true of such assignee, (ii) such assignment does not have any adverse consequences to Seller or any of its affiliates (including, without limitation, any adverse effect on the ability of Purchaser to consummate (or timely consummate) the transactions contemplated hereby), and (iii) such assignee executes a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Purchaser," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder; (b) Purchaser may assign its rights hereunder by way of security and such secured party may assign such rights by way of exercise of remedies and (c) Seller may assign its rights hereunder to any purchaser of the Rolodex business (it being understood that such purchaser will not thereby have assumed any of the obligations of Seller hereunder). No assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this
Section 7.01 shall be void.

          SECTION 7.02. No Third-Party Beneficiaries. Except as provided in
Article VI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          SECTION 7.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of overnight express mail or overnight courier service), as follows:

               (i)  if to Purchaser,

                    Franklin Electronic Publishers, Incorporated
                    One Franklin Plaza
                    Burlington, New Jersey  08016-4907
                    Attention:  Gregory J. Winsky, Esq.
                                Senior Vice President
                                   and General Counsel
                    Facsimile: (609) 387-2666

          with a copy to:

                    Rosenman & Colin LLP
                    575 Madison Avenue
                    New York, NY 10022

                    Attention:  Edward H. Cohen, Esq.
                    Facsimile:  (212) 940-3815; and

               (ii) if to Seller,

                    Insilco Corporation
                    425 Metro Place North, Fifth Floor
                    Box 7196
                    Dublin, Ohio 43017

                    Attention: General Counsel
                    Facsimile: (614) 791-3195

          with a copy to:

                    Fried, Frank, Harris, Shriver & Jacobson
                    One New York Plaza
                    New York, NY 10004-1980

                    Attention:  Aviva Diamant, Esq.
                    Facsimile: (212) 859-4000

          SECTION 7.04. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section , Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (b)  For all purposes hereof:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person provided, however, that neither Goldman Sachs & Co. nor any of its affiliates shall be deemed an affiliate of Seller except for purposes of Article VI.

          "including" means including, without limitation.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          (c) The following terms are defined in this Agreement in the Sections set forth below:

          Term                                    Section

          Acquired Assets                         1.02(a)
          Acquisition                             1.01
          Ancillary Agreements                    1.02(b)(vii)
          Applicable Law                          3.03
          Acquired Business                       5.08(a)(ii)
          Assigned Contracts                      1.02(a)(vii)
          Assigned Intellectual Property          1.02(a)(iv)
          Assigned Permits                        1.02(a)(vi)
          Assumed Liabilities                     1.03(a)
          Books and Records                       5.06(e)(i)
          Business Material Adverse Effect        3.06(b)
          Business                                Recital
          Claim Notice                            6.04(a)
          Closing                                 2.01
          Closing Date                            2.01
          Code                                    3.10(a)

          Competitive Activities                  5.08(a)(i)
          Confidentiality Agreement               5.01(a)
          Consent                                 3.03
          Contracts                               1.02(a)(vii)
          Covered Books                           5.11
          Deductible                              6.04(d)
          Electronic Products                     Recital
          Employee                                5.05
          Exchange Act                            3.03
          Excluded Assets                         1.02(b)
          Excluded Liabilities                    1.03(b)
          FR & Co.                                5.06(d)
          Governmental Entity                     3.03
          HSR Act                                 3.03
          Indemnified Party                       6.03
          Indemnifying Party                      6.03
          Intellectual Property                   1.02(a)(iv)
          Inventory                               1.02(a)(i)
          Inventory Difference                    1.05(b)
          Judgment                                3.03
          KPMG                                    5.06(d)
          License Agreement                       2.02(c)
          Licensed Marks                          5.11
          Liens                                   3.05
          Losses                                  6.01
          Other Claim Notice                      6.04(c)
          Permits                                 3.09
          Permitted Liens                         3.05
          Personal Property                       1.02(a)(ii)
          Proceeding                              1.03(b)(iii)
          Programs                                5.14
          Purchase Price                          1.01(a)
          Purchaser                               Preamble
          Receivables                             1.02(a)(iii)
          Receivable Difference                   1.05(a)
          Records                                 1.02(a)(ix)
          Seller                                  Preamble
          Tax                                     3.10(a)
          Taxing Authority                        3.10(a)
          Technology                              1.02(a)(v)
          Tele-Art                                1.02(a)(vii)
          Tele-Art Contracts                      1.02(a)(vii)
          Tele-Art License                        1.02(a)(vii)
          Tele-Art Repair Agreement               1.02(a)(vii)
          Territory                               3.06(a)(iv)
          Third Party Claim                       6.04(a)
          Trademark                               5.15
          Transfer Taxes                          5.02(c)

          SECTION 7.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          SECTION 7.06. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

          SECTION 7.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          SECTION 7.08. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          SECTION 7.09. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

     IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement as of the date first written above.


                                 INSILCO CORPORATION

                                   by
                                     ---------------------------
                                     Name:
                                     Title:


                                 FRANKLIN ELECTRONIC PUBLISHERS,
                                 INCORPORATED
                                   by
                                     ---------------------------
                                               Name:
                                               Title:

                           *LIST OF OMITTED SCHEDULES
                                       TO
                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                              INSILCO CORPORATION
                                      AND
                  FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED
                          DATED AS OF OCTOBER 4, 1996


Schedules
---------

     o  Cover Sheet
     o  Schedule 1.02(a)(i) - Inventory
     o Schedule 1.02(a)(ii) - Machinery, Tooling, Equipment, Furniture and Vehicles
     o  Schedule 1.02(a)(iii) - Accounts Receivable
     o  Schedule 1.02(a)(iii)(b) - Excluded Accounts Receivable
     o  Schedule 1.02(b)(i) - Excluded Assets
     o  Schedule 3.03 - No Conflicts; Consents
     o  Schedule 3.04 - Liabilities
     o  Schedule 3.06 - Intellectual Property
     o  Schedule 3.07 - Contracts
     o  Schedule 3.09 - Permits
     o  Schedule 3.11 - Proceedings


Exhibits
--------

     o  Exhibit A - Form of Assignment and Bill of Sale
     o  Exhibit B - Form of Assumption Agreement
     o  Exhibit C - Form of License Agreement
     o Exhibit D-1 - Form of Letter to U.S. Customs Service regarding Importation of Electronic Products
     o Exhibit D-2 - Form of Letter to U.S. Customs Service regarding Importation of Covered Books
     o  Exhibit E - Form of Temporary License Agreement
     o  Exhibit F - Accounting Principles
     o  Exhibit G - Letters of Credit
     o  Exhibit H - KPMG Letter
     o  Exhibit I - Inventory Count Procedures


* Registrant agrees to furnish supplementally a copy of any of the foregoing schedules to the Commission upon request.